Exhibit 99.2

Thunder Bridge Acquisition II, Ltd. Shareholder Robo-call Script – Merger Meeting

“Hi, this is Gary A. Simanson, Chief Executive Officer of Thunder Bridge Acquisition II, Ltd. Our records show that you are a shareholder in the Company as of the record date of May 10, 2021. I am calling to ask you to vote 'For' the proposals on the proxy at our upcoming Extraordinary General Meeting, currently scheduled for June 9, 2021. The agenda items include the approval of the business combination with indie Semiconductor among other select Charter and governance proposals. The voting requirements to approve a number of these proposals is significant and requires the attention from our entire shareholder base.  Your vote is truly critical no matter how many or how few shares you own. We ask you vote all voting instruction forms you receive from your broker. If you have questions or need assistance in voting your shares, you can contact your broker or you may contact our proxy solicitation firm at 877-787-9239, once again 877-787-9239. Thank you in advance for voting and have a great day.”